Exhibit 2.2
AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT is made this 24th day of November, 2008, at San Jose, California, by and among CORE SYSTEMS INCORPORATED, a California corporation ("Buyer"); C ACQUISITION CORP., a Delaware corporation ("Seller"); and IMPLANT SCIENCES CORPORATION, a Massachusetts corporation ("Shareholder").

R E C I T A L S:

A.           Buyer, Seller and Shareholder are parties to that certain Asset Purchase Agreement among the parties dated November 14, 2008 ("Asset Purchase Agreement").

B.           The parties wish to amend the Asset Purchase Agreement in certain respects, as provided in this Amendment.
NOW, THEREFORE, the parties agree as follows:

1.           Section 1.3 of Article I of the Asset Purchase Agreement is amended in its entirety to read:

"1.3           Buyer shall pay to Seller as consideration for the Assets (the "Purchase Price") and the restriction on competition contained in section 7.6 below, the sum of three million dollars ($3,000,000), payable as follows:

a.	$250,000 (the “Signing Payment”), receipt of which is hereby acknowledged;

b.
$1,125,000 at the Closing (as defined in Section 6.1 (the “Closing Payment”), $800,000 of which shall be wire-transferred directly to Laurus Master Fund, Ltd. ("Laurus") in satisfaction of certain indebtedness owed by Seller to Laurus; and

c.	Buyer's promissory note in the principal amount of one million six hundred twenty-five thousand dollars ($1,625,000) in the form and upon the terms and conditions of the promissory note attached as Exhibit D (the "Note"), which shall be secured by all of the assets of the Buyer (including the Assets) upon the terms and conditions set forth in the form of security agreement attached as Exhibit E (the "Security Agreement").

     2.           Section 1.4 of Article I of the Asset Purchase Agreement is amended in its entirety to read:

"1.4           The Purchase Price shall be allocated among the Assets as set forth below, and Buyer and Seller agree to use this allocation for all federal and state income tax reporting purposes:
Assets                                                                                                Amount

Tangible Property                                                                              $800,000

Inventory                                                                                           $700,000

Receivables                                                                                        $900,000

Intangible Property                                                                             $100,000

Restriction on Competition                                                                 $500,000

3.           Section 3.1(l) of Articles III of the Agreement is amended in its entirety to read:

"l.           [IMX/WW]  Except as set forth in Schedule 3.1(l), the Receivables, as itemized on the Schedule of Receivables attached to Schedule 3.1(l), are valid receivables subject to no setoffs or counterclaims, are current and are reasonably expected to be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts as set forth in the Financial Statements."

3.           The Note (Exhibit D) and the Security Agreement (Exhibit E) are superseded and replaced by the Note and Security Agreement attached as Exhibits D and E to this Amendment.

4.           The following subsection (e) shall be added to Section 4.1 of Article IV of the Agreement:

"(e)           Laurus shall have released any lien or security interest held by it in the Assets and provided written evidence of such release satisfactory to Buyer's counsel."

5.           Section 6.1 of Article VI of the Agreement is hereby amended to provide that the Closing Date shall be November 24, 2008, effective as of November 21, 2008 as to all rights and obligations of the parties except for the Note and Security Agreement which shall be dated and effective as of November 24, 2008.

6.           To the extent of a conflict between this Amendment and the provisions of the Asset Purchase Agreement, the provisions of this Amendment shall control.  Except as expressly changed in this Amendment, the provisions of the Asset Purchase Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date and year first above written.
SELLER:

C ACQUISITION CORP.,
a Delaware corporation

By:  /s/ Phillip C. Thomas_____________

BUYER:

CORE SYSTEMS INCORPORATED,
a California corporation

By:/s/ D. W. Lindsey______________
/s/ Walt Wriggins

SHAREHOLDER:

IMPLANT SCIENCES CORPORATION,
a Massachusetts corporation

By:/s/ Phillip C. Thomas____________

CERTIFICATION OF WALT WRIGGINS:
I, Walt Wriggins, hereby certify to Buyer, Seller and Shareholder that the representations and
Warranties contained in Section 3.1(l) above are, to my knowledge, true and correct.

/s/ Walt Wriggins__________________
Walt Wriggins